Exhibit 10.51

[Matador Resources Letterhead]

February 26, 2015

Mr. David F. Nicklin
[Address]

Dear David,

Reference is made to that certain independent contractor agreement between Matador Resources Company (“Matador”), acting through its board of directors, David F. Nicklin and David F. Nicklin International Consulting, Inc. (the “Contractor”), dated August 9, 2011, effective as of August 12, 2011 (the “Effective Date”) and amended as of December 1, 2011 (as amended, the “Agreement”). All capitalized terms not defined herein shall have the meaning given to them in the Agreement.

By signing below, you, on your own behalf, and on behalf of the Contractor, agree, acknowledge and confirm that:

1.
You and Matador have continued to operate pursuant to the terms of the Agreement since August 9, 2014 as if the Agreement was in full force and effect, the terms in the Agreement have remained in full force and effect during that time, and you desire to extend all terms in the Agreement, including the Term in Section 3 of the Agreement, until March 31, 2015; provided, however, that the Term shall automatically extend month to month thereafter unless either party provides notice to the other of its intent to terminate the Term not less than fifteen (15) days before the end of the then-current month and subject to earlier termination as provided in the Agreement.

2.	Section 4(a) of the Agreement is amended to increase your Daily Rate (as defined in the Agreement) to $2,000.00 per full business day worked.

3.	A bonus in the amount of $175,000.00 was paid to the Contractor on August 14, 2014, in complete fulfillment of the Company’s obligations to the Contractor pursuant to Section 4(b)(i) of the Agreement.

4.	The Agreement is amended to delete Section 4(b)(iii).

If you are in agreement with these terms, please sign below indicating your acceptance.

Sincerely,

/s/ David E. Lancaster

David E. Lancaster

xc: Personnel File

Agreed to and accepted this 26th day of February, 2015

DAVID F. NICKLIN		DAVID F. NICKLIN INTERNATIONALCONSULTING, INC.

/s/ David F. Nicklin	By:	/s/ David F. Nicklin
David F. Nicklin, individually		David F. Nicklin, President